Exhibit 99.1

Vaxart Raises Approximately $90M in Gross Proceeds Through its At-The-Market-Facility

RA Capital Management to own approximately 9.99% of the Company’s outstanding common stock

SOUTH SAN FRANCISCO, Calif., July 13, 2020 (GLOBE NEWSWIRE) -- Vaxart, Inc. (NASDAQ: VXRT), a clinical-stage biotechnology company developing oral vaccines that are administered by tablet rather than by injection, today announced that it has raised gross proceeds of approximately $90 million through its At-the-Market (ATM) facility with participation based on interest received from RA Capital Management and Invus. The company sold approximately 11.2 million shares at $7.98 per share, the market price at the time of sale. SVB Leerink is acting as lead sales agent and B. Riley FBR is acting as co-sales agent for the ATM facility.

The additional funds raised through the ATM facility will support the clinical and preclinical development of Vaxart’s product candidates, to conduct clinical trials, to manufacture its products, and for general corporate and working capital purposes.

The shares of common stock described above were sold by the Company pursuant to an automatically effective shelf registration statement on Form S-3 (File No. 333-239751), filed with the Securities and Exchange Commission on July 8, 2020, which included a prospectus relating to the ATM facility. Copies of the prospectus may be obtained from SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, Massachusetts 02110, or by telephone at (800) 808-7525, ext. 6218, or by email at syndicate@svbleerink.com.  Electronic copies of the prospectus are also available on the SEC's website at http://www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in the offering, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Vaxart

Vaxart is a clinical-stage biotechnology company focused on developing oral tablet vaccines designed to generate mucosal and systemic immune responses that protect against a wide range of infectious diseases and has the potential to provide sterilizing immunity for diseases such as COVID-19. Vaxart believes that a room temperature stable tablet vaccine is easier to distribute, store and administer than injectable vaccines and may provide significantly faster response to a pandemic than injectable vaccines, enabling a greater portion of the population to be protected. Vaxart’s development programs include oral tablet vaccines that are designed to protect against coronavirus, norovirus, seasonal influenza and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV).

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from pre-clinical and clinical trials, commercialization agreements and licenses, beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “plan” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to develop and commercialize its product candidates and clinical results and trial data (including plans with respect to the COVID-19 vaccine product candidates); the use of proceeds raised under the ATM facility; and Vaxart’s expectations with respect to the important advantages it believes its oral vaccine platform can offer over injectable alternatives, particularly for mucosal pathogens such as norovirus, flu and RSV, as well as coronaviruses such as SARS, MERS and SARS-CoV-2. Vaxart may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data;  the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s control, including the recent outbreak of COVID-19; that Vaxart may not be able to obtain, maintain and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of the novel coronavirus on our preclinical studies and clinical trials; uncertainties in the regulatory regime governing Operation Warp Speed;any inability of Vaxart to produce an effective vaccine that successfully immunizes humans against SARS-CoV-2 in a timely manner; the impact of government healthcare proposals and policies; competitive factors;  and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts:

Brant Biehn

Vaxart, Inc.

650 550 3500